EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Rayovac 401(k) Retirement Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 333-39239) on Form S-8 for the Rayovac 401(k) Retirement Savings Plan of our report dated June 9, 2006, with respect to the financial statements and related supplemental schedule of the Rayovac 401(k) Retirement Savings Plan as of and for the year ended December 31, 2005, which report appears in the December 31, 2005, Annual Report on Form 11-K of the Rayovac 401(k) Retirement Savings Plan.

/s/ Kiesling Associates LLP

Kiesling Associates LLP
Madison, Wisconsin
June 29, 2006